Exhibit 5.1

CONYERS DILL & PEARMAN SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

17 May 2021

+1 345 814 7786
cora.miller@conyers.com

China Jo-Jo Drugstores Holdings, Inc.

c/o Conyers Trust Company (Cayman) Limited

Cricket Square, Hutchings Drive

P.O. Box 2681

Grand Cayman, KY1-111

Cayman Islands

Dear Mesdames and Sirs:

Re: China Jo-Jo Drugstores Holdings, Inc. (the “Company”)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-4 and proxy statement, including all amendments or preliminary or final supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the Act) to date (the “Registration Statement”) and the prospectus contained in the Registration Statement dated May 14, 2021 (the “Prospectus”), in respect of 41,751,790 ordinary shares of the Company with a nominal or par value US$0.001 (the “Shares”) and warrants to purchase 8,257,009 Shares (the “Warrants” and together with the Shares, the “Securities”) to be issued by the Company in connection with that certain agreement and plan of merger dated May 14, 2021 made between the Company and China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Plan of Merger”), as contained in the Registration Statement.

DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	the Registration Statement;

1.2.	the Prospectus;

1.3.	the Plan of Merger;

1.4.	a copy of the Certificate of Incorporation and the Amended and Restated Memorandum and Articles of Association of the Company adopted by special resolution dated May 12, 2021 (the “Memorandum and Articles”);

1.5.	a copy of the written resolutions of the board of directors of the Company dated May 14, 2021 (the “Resolutions”);

1.6.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on May 14, 2021 (the “Certificate Date”); and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and the other documents reviewed by us;

2.3	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.4	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.5	the Company has or will receive consideration in money or money’s worth for the issue of the Shares, and none of the Shares were or will be issued for less than par value;

2.6	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares;

2.7	the Memorandum and Articles will not be amended in any manner that would affect the opinions set forth herein;

2.8	that the Company will have sufficient authorised capital to effect the issue of any of the Shares at the time of issuance; and

2.9	prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

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QUALIFICATIONS

3.1	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

3.2	This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

3.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2	When issued and recorded in the register of members of the Company in accordance with the Memorandum and Articles and paid for as contemplated by the Registration Statement and Plan of Merger, the Securities will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Proposal No. 1, Adoption of the Merger Agreement”, “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

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